EXHIBIT 21

List of Subsidiaries:

MariMed Advisors Inc. (formed in Massachusetts)

Mia Development LLC (formed in Massachusetts)

Mari Holdings IL LLC (formed in Massachusetts)

Mari Holdings MD LLC (formed in Massachusetts)

Mari Holdings NV LLC (formed in Massachusetts)

Hartwell Realty Holdings LLC (formed in Massachusetts)

iRollie LLC (formed in Massachusetts)

ARL Healthcare Inc. (formed in Massachusetts)

KPG of Anna LLC (formed in Illinois)

KPG of Harrisburg LLC (formed in Illinois)

MariMed Hemp Inc. (formed in Delaware)

MediTaurus LLC (formed in Delaware)